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GENOVESE DRUG STORES, INC.

Exhibit 11

STATEMENT RE:  COMPUTATION OF NET INCOME PER COMMON SHARE

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)




                                       Sixteen Weeks Ended
                                      ---------------------
                                      May 23,       May 24,
                                       1997          1996
                                      -------       -------
Primary:

  Weighted average shares
   outstanding (A)                     12,340        12,215
  Equivalent shares--dilutive
   stock options--based on
   treasury stock method                  (B)           (B)
                                      -------       -------
                                       12,340        12,215
                                      -------       -------

Net income                            $ 1,829       $ 1,285
                                      -------       -------

Net income per common share (A)       $   .15       $   .11
                                      =======       =======


(A) Adjusted, where appropriate, to reflect the effect of the 10 percent stock dividend distributed on January 17, 1997.

(B) The effect of equivalent shares of dilutive stock options is not significant to net income per common share.

There is no significant difference between primary and fully diluted net income per common share.


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